Exhibit 10.7

PAYMENT REIMBURSEMENT AGREEMENT

THIS PAYMENT REIMBURSEMENT AGREEMENT (this “Agreement”) is effective as of March 31, 2014 (the “Effective Date”), by and between rEVO Biologics, Inc., a Delaware corporation, having its principal place of business located at 175 Crossing Boulevard, Framingham, Massachusetts, 01702 (“rEVO”), and LFB USA, Inc., a Delaware corporation, having its principal place of business located at 175 Crossing Boulevard, Framingham, Massachusetts, 01702 (“LFB USA”). Each of rEVO and LFB USA may be referred to herein as a “Party” or collectively as the “Parties.”

W I T N E S S E T H :

WHEREAS, reference is hereby made to that certain Purchase Agreement by and between rEVO (f/k/a Genzyme Transgenics Corporation) and Genzyme Corporation (“Genzyme”) dated as of July 31, 2001 (as amended and in effect as of the date hereof, the “Genzyme Agreement”), pursuant to which rEVO is obligated to pay certain royalty payment to Genzyme under the circumstances specified in the Genzyme Agreement;

WHEREAS, reference is hereby made to that certain Cooperation Agreement by and between rEVO and Trustees of Tufts College (“Tufts”) dated as of September 6, 1988 (as amended and in effect as of the date hereof, the “Tufts Agreement”), pursuant to which rEVO is obligated to pay certain royalty payment to Tufts under the circumstances specified in the Tufts Agreement;

WHEREAS, on the date hereof, rEVO and LFB USA entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which rEVO sold, conveyed, assigned, transferred and delivered to LFB USA, and LFB USA purchased and assumed from rEVO, certain assets and liabilities, including the Genzyme Agreement and Tufts Agreement and the rights and obligations thereunder; and

WHEREAS, pursuant to Section 2.1(a)(i) of the Asset Purchase Agreement, rEVO and LFB USA agreed that, notwithstanding the assignment of the Genzyme Agreement and Tufts Agreement to LFB USA, rEVO would reimburse LFB USA with that portion of the royalties due to Genzyme Corporation and Tuft University, respectively, under the Genzyme Agreement and Tufts Agreement, respectively, and attributable to sales by rEVO of Atryn (as defined in the Asset Purchase Agreement) in the Atryn Territory (as defined in the Asset Purchase Agreement) and provide all related reports to LFB USA, in the time periods specified by the Genzyme Agreement and Tufts Agreement, respectively

WHEREAS, pursuant to Section 2.1(a)(i) of the Asset Purchase Agreement, rEVO and LFB USA further agreed to enter into an agreement to memorialize the above-described arrangement.

NOW, THEREFORE, subject to the terms, conditions, covenants and provisions of this Agreement, rEVO and LFB USA each respectively covenant and agree as follows:

1. ROYALTY PAYMENTS

(a) Genzyme Royalties.

(i) As between LFB USA and rEVO, LFB USA shall be solely responsible for the payment to Genzyme of all amounts under the Genzyme Agreement pursuant to the terms and conditions of the Genzyme Agreement.

(ii) rEVO shall reimburse LFB USA for certain amounts payable by LFB USA to Genzyme under the Genzyme Agreement as follows:

(A) rEVO shall reimburse LFB USA for all amounts payable by LFB USA to Genzyme pursuant to Section 1.2(a) of the Genzyme Agreement attributable solely to sales by rEVO of Atryn in the Atryn Territory. Each such payment by rEVO to LFB USA shall be due and payable within thirty (30) days after receipt by rEVO of a detailed invoice for such payment setting for the amounts payable to Genzyme.

(B) Notwithstanding anything to the contrary, and for purposes of clarity, rEVO shall have no further obligation to make any payment to LFB USA under this Section 1(a) to the extent LFB USA is no longer required to make any payment to Genzyme under Section 1.2 of the Genzyme Agreement.

(b) Tufts Royalties.

(i) As between LFB USA and rEVO, LFB USA shall solely be responsible for the payment to Tufts of all amounts under the Tufts Agreement pursuant to the terms and conditions of the Tufts Agreement.

(ii) rEVO shall reimburse LFB USA for certain amounts payable by LFB USA to Tufts under the Tufts Agreement as follows:

(A) rEVO shall reimburse LFB USA for all amounts payable by LFB USA to Tufts pursuant to Section 4.2(b)(i) of the Tufts Agreement attributable solely to sales by rEVO of Atryn in the Atryn Territory. Each such payment by rEVO to LFB USA shall be due and payable within thirty (30) days after receipt by rEVO of a detailed invoice for such payment setting for the amounts payable to Tufts.

2. REPORTING BY REVO.

(a) Quarterly Report. Commencing with the calendar quarter starting April 1, 2014, within 30 days after the close of each such calendar quarter and continuing for each calendar quarter thereafter during the term of this Agreement, rEVO shall report to LFB USA for such calendar quarter:

(i) The aggregate amount of the payments for which rEVO would be responsible for reimbursement pursuant to Section 1 above during such calendar quarter;

(ii) The Genzyme Gross Sales, the Genzyme Net Sales and the Tufts Net Sales in the Territory accrued during such calendar quarters, in each case, solely with respect to sales by rEVO of Atryn in the Atryn Territory;

(iii) The amount and basis for all deductions taken by rEVO in the calculation of Genzyme Net Sales and Tufts Net Sales for such period; and

(iv) Each exchange rate used in converting into U.S. dollars any payments or other amounts denominated in a currency other than U.S. dollars for purposes of calculating the payments described in Section 2(a)(i) above.

With respect to any calendar quarter for which no payment is due, rEVO shall so report. The chief financial officer of rEVO shall state, on behalf of rEVO, in each report delivered by rEVO to LFB USA under this Section 2, that the contents of such report are true, correct and complete to the best of rEVO’s knowledge and information.

3. RECORDS; AUDITS. rEVO shall keep, and shall require its Affiliates, collaborative partners and sublicensees to keep, complete and accurate records and books of account containing data reasonably required for the computation and verification of payments due and payable. Subject to the following sentence, rEVO shall open such books and records, and cause the other parties referred to above open such books and records, upon reasonable notice during business hours for inspection by either (a) LFB USA auditor(s) or (b) an independent certified accountant selected by LFB USA and reasonably acceptable to rEVO (“Independent Auditors”), for the sole purpose of verifying the report and amount of payments due and payable to LFB USA hereunder. LFB USA shall not be entitled to conduct any such inspection more than once in each calendar year during the term of this Agreement and once during the three year period following the expiration or termination of this Agreement. LFB USA shall be responsible for all expenses of each such inspection; provided that if (x) any inspection reveals an underpayment greater than 10% of the amounts due to LFB USA hereunder and (y) an Independent Auditor conducted such inspection or verified the conclusions of such inspection made by LFB USA, rEVO shall pay all reasonable and documented expenses of such inspection, including without limitation the reasonable and documented expenses incurred in connection with the verification by an Independent Auditor of the conclusions of the inspection by LFB USA auditors, if applicable. The amount of any such underpayment, together with the expenses of such inspection, shall be due and payable within 30 days of rEVO’s receipt of the written report thereof.

4. METHOD OF PAYMENT.

(a) Subject to subsection (d) below all payments to be made under this Agreement shall be payable in U.S. dollars by certified or bank check or by wire transfer in immediately available funds to such account(s) as LFB USA may designate in writing to rEVO. “U.S. dollars” shall mean United States dollars and any successor currency thereof as the lawful currency of the United States of America.

(b) Late Payments. In the event that any payment due from rEVO under this Agreement is not made within 10 business days after such payment is due, interest shall accrue on such late payment from the date on which such amount became due at a rate per annum equal to two plus the prime rate established by Bank of America in Boston, Massachusetts, or at a lower rate if required by applicable law, calculated on the number of days that lapse until such amount is paid in full.

5. CONFIDENTIALITY

(a) Confidential Information. All information that is disclosed or provided by one Party (in each case, the “Disclosing Party”) to any other Party (each, the “Recipient”) pursuant to this Agreement, whether in oral, written, graphic, electronic, or any other form, shall be the “Confidential Information” of the Disclosing Party. Except to the extent expressly authorized by this Agreement or by the other Party in writing, during the term of this Agreement and for five years thereafter, each Party shall maintain in strict trust and confidence and shall not disclose to any third party or use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party. Each Party may use the other Party’s Confidential Information only in connection with the exercise of rights granted to such Party hereunder, and for no other purpose. Each Party agrees that it shall not use the other Party’s Confidential Information for any purpose or in any manner that would constitute a violation of applicable laws.

(b) Exceptions. The obligations of confidentiality and nonuse set forth in Section 5.1(a) shall not apply to any specific portion of information that the Recipient can demonstrate by competent written proof: (i) is in the public domain or comes into the public domain through no fault of the Recipient; (ii) is furnished to the Recipient by a third party rightfully in possession of such information and not subject to a duty of confidentiality with respect thereto; (iii) is already known by the Recipient at the time of receiving such Confidential Information from the Disclosing Party as evidenced by the Recipient’s prior written records; or (iv) is independently developed by the Recipient without access to the Disclosing Party’s Confidential Information.

(c) Authorized Disclosure. Notwithstanding the foregoing in this Section 5, the Recipient may disclose certain Confidential Information of the Disclosing Party to the extent such disclosure is required by law or regulation, or pursuant to a valid order of a court or other governmental body having jurisdiction; provided that the Recipient provides the Disclosing Party with reasonable prior written notice of such disclosure and reasonable assistance in obtaining a protective order or confidential treatment preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

(d) Return of Confidential Information. Upon termination or expiration of the Agreement, or upon written request of the Disclosing Party, the Recipient shall promptly return to the Disclosing Party or destroy all documents, notes and other tangible materials representing the Disclosing Party’s Confidential Information and all copies thereof; provided, however, that each Party may retain (i) a single archival copy of the other Party’s Confidential Information for the sole purpose of facilitating compliance with the surviving provisions of this Agreement and (ii) computer generated back-up copies that are difficult to locate.

(e) Injunctive Relief. The parties expressly acknowledge and agree that any breach or threatened breach of this Section 5 may cause immediate and irreparable harm to the non-breaching Party that may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the non-breaching Party shall have the right to secure equitable and injunctive relief, without the necessity of securing bond, in connection with such a breach or threatened breach.

6. TERM This Agreement shall become effective on the date hereof and shall continue in effect as long as any Genzyme Royalties or Tufts Royalties are due and payable under Genzyme Agreement or Tufts Agreement unless sooner terminated upon the mutual agreement of rEVO and LFB USA. Notwithstanding the foregoing, the provisions of Section 3 (Records; Audits), Section 5 (Confidentiality), this Section 6 (Term), Section 7 (Dispute Resolution) and Section 8 (Miscellaneous) shall survive any such expiration or termination of this Agreement.

7. DISPUTE RESOLUTION

(a) In the event of any dispute, controversy or claim among the Parties, or any of them, arising out of or relating to this Agreement or matter related hereto, or the breach or invalidity thereof (collectively, a “Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through consultation among the executive officers of the parties having requisite authority. The Parties agree to attempt to resolve all Disputes arising hereunder promptly, equitably and in a good faith manner. The Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to such Dispute, upon reasonable advance notice.

(b) If the Parties are unable to resolve the Dispute amicably within 30 days after giving notice of the dispute to the other Party’s executive officer having requisite authority, the Parties hereby (i) irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court located in Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court located in Delaware, (iii) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iv) agree that the process may be served in the manner provided in Section 8(c) for giving notices, or otherwise as permitted by statute of rule of court.

(c) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(d) Notwithstanding the foregoing of this Section 7, either Party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party.

8. MISCELLANEOUS

(a) Complete Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties hereto, or any of them, with respect to the subject matter hereof.

(b) Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties, it being understood that all Parties need not sign the same counterpart.

(c) Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing written proof of delivery) or via facsimile (providing written proof of transmission), in each case with a copy (which shall not constitute notice) via electronic mail to the parties at their e-mail address (if available):

If to LFB USA:

LFB USA, Inc.

175 Crossing Blvd.

Framingham, MA 01702

Attention: President

Phone: 508-370-5100

E-mail: william.gavin@lfb-usa.com

If to rEVO Biologics, Inc.

rEVO Biologics, Inc.

175 Crossing Blvd.

Framingham, MA 01702

Attention: President

Fax: 508-370-3797

E-mail: yann.echelard@revobiologics.com

(d) Amendments; Waivers. The parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(e) Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other Parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person or entity other than the Parties hereto any rights or remedies under or by reason of this Agreement.

(f) Interpretation.

(i) Titles and headings to sections herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(ii) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(iii) In the event of any inconsistency between this Agreement and Genzyme Agreement or Tufts Agreement, the Genzyme Agreement or Tufts Agreement, as applicable, shall prevail.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any rules of conflict of laws that would require the application of the laws of any other jurisdiction.

(h) Force Majeure. No Party shall bear any responsibility or liability for any damages arising out of any delay, inability to perform or interruption of its performance of its obligations under this Agreement due to any acts or omissions of the other Party hereto or for events beyond its reasonable control including, without limitation, acts of God, acts of governmental authorities, acts of terrorism, acts of a public enemy, acts of civil or military authority including governmental priorities, or due to war, riot, fire, flood, civil commotion, insurrection, lack of or shortage of electrical power, or any other cause beyond the reasonable control of such Party.

(i) Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

(j) Relationship of Parties. Nothing in this Agreement is intended or should be construed to create a partnership, joint venture, or employer-employee relationship between rEVO and LFB USA or any of their respective employees or agents.

(k) No Incremental Liabilities. Notwithstanding anything to the contrary, without the prior written consent of rEVO, in no event shall rEVO be required to reimburse LFB USA for amounts or assume any other obligation that is more onerous than those payments or obligations as are set forth in the Genzyme Agreement and Tufts Agreement, respectively, as in effect on the date hereof, nor shall rEVO be required to reimburse for any such amounts or assume any such obligations other than those expressly provided in this Agreement. LFB USA shall provide prompt notice and deliver a fully executed copy to rEVO of any amendment to the Genzyme Agreement and Tufts Agreement, respectively.

(l) Conflicts. As between rEVO and LFB USA, in the event of any conflict between the terms of this Agreement and the terms of the Genzyme Agreement and Tufts Agreement, respectively, the terms of this Agreement shall control.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

LFB USA, Inc.

By:	/s/ William Gavin
Name:	William Gavin
Title:	President

rEVO Biologics, Inc.

By:	/s/ Yann Echelard
Name:	Yann Echelard
Title:	President and CEO

[Signature Page to Payment Reimbursement Agreement]